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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 and the related Prospectus of UroHealth Systems, Inc. of our report, which included an explanatory paragraph related to the Company's ability to continue as a going concern, dated February 24, 1994 on our audit of the consolidated financial statements of Advanced Surgical, Inc. as of and for the year ended December 31, 1994, of which the results are included in the June 30, 1994 consolidated results of operations of UroHealth Systems, Inc. included in its Transition Report on Form 10-K for the nine months ended March 31, 1996.

We also consent to the reference to our firm under the caption "Experts."

[SIG]

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 12, 1996